EXHIBIT 10.1

TERM LOAN AGREEMENT

Dated as of August 6, 2014
between
ST. JUDE MEDICAL, INC.,
as the Borrower,
and
BANK OF AMERICA, N.A.,
as the Lender

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5.08	Use of Proceeds; Margin Regulations	31
5.09	Title to Properties	31
5.10	Taxes	31
5.11	Financial Condition	31
5.12	Environmental Matters	32
5.13	Regulated Entities	32
5.14	No Burdensome Restrictions	32
5.15	Copyrights, Patents, Trademarks and Licenses, Etc	32
5.16	Subsidiaries	32
5.17	Insurance	32
5.18	Full Disclosure	33
5.19	Taxpayer Identification Number	33
5.20	Solvency	33
5.21	OFAC	33
5.22	Anti-Corruption Laws	33

ARTICLE VI.	AFFIRMATIVE COVENANTS	33
6.01	Financial Statements	33
6.02	Certificates; Other Information	34
6.03	Notices	35
6.04	Preservation of Corporate Existence, Etc	35
6.05	Maintenance of Property	36
6.06	Insurance	37
6.07	Payment of Obligations	37
6.08	Compliance with Laws	37
6.09	Inspection of Property and Books and Records	37
6.10	Environmental Laws	37
6.11	Use of Proceeds	37
6.12	Anti-Corruption Laws	37

ARTICLE VII.	NEGATIVE COVENANTS	37
7.01	Limitation on Liens	38
7.02	Disposition of Assets	39
7.03	Consolidations and Mergers	40
7.04	Loans and Investments	40
7.05	Limitation on Subsidiary Indebtedness	41
7.06	Transactions with Affiliates	42
7.07	Use of Proceeds; Regulation U	42
7.08	Limitation on Subsidiary Dividends	42
7.09	Joint Ventures	43
7.10	Restricted Payments	43
7.11	Change in Business	43

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7.12	Accounting Changes	43
7.13	Consolidated Leverage Ratio	43
7.14	Sanctions	43
7.15	Anti-Corruption Laws	43

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	44
8.01	Events of Default	44
8.02	Remedies Upon Event of Default	46
8.03	Application of Funds	46

ARTICLE IX.	MISCELLANEOUS	46
9.01	Amendments, Etc	46
9.02	Notices; Effectiveness; Electronic Communication	46
9.03	No Waiver; Cumulative Remedies	47
9.04	Expenses; Indemnity; Damage Waiver	48
9.05	Payments Set Aside	49
9.06	Successors and Assigns	49
9.07	Treatment of Certain Information; Confidentiality	50
9.08	Set-off	51
9.09	Interest Rate Limitation	51
9.10	Counterparts	51
9.11	Integration	51
9.12	Survival of Representations and Warranties	51
9.13	Severability	52
9.14	Governing Law; Jurisdiction; Etc	52
9.15	Waiver of Right to Trial by Jury	53
9.16	No Advisory or Fiduciary Responsibility	53
9.17	Electronic Execution of Assignments and Certain Other Documents	54
9.18	USA PATRIOT Act Notice	54
9.19	Most Favored Lender	54

SIGNATURES		S-1

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SCHEDULES
1.01    Excluded Subsidiaries
5.05    Litigation
5.07    ERISA Matters
5.10    Taxes
5.11    Material Indebtedness
5.12    Environmental Matters
5.16    Subsidiaries
6.06    Insurance Coverage
7.01    Existing Liens
7.04    Investment Policy
7.05    Existing Indebtedness
9.02    Lender’s Office, Certain Addresses for Notices

EXHIBITS
Form of

A    Compliance Certificate
B    Funding Indemnity Letter
C    Loan Notice
D    Term Note
E    Opinions

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TERM LOAN AGREEMENT
This TERM LOAN AGREEMENT (the “Agreement”) is entered into as of August 6, 2014, between ST. JUDE MEDICAL, INC., a Minnesota corporation (the “Borrower”), and BANK OF AMERICA, N.A. (the “Lender”).
The Borrower has requested that the Lender provide a term loan facility, and the Lender is willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person, to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or a Subsidiary is the surviving entity.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 20% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Agreement” means this Term Loan Agreement.
“Applicable Rate” means 0.90% per annum.
“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the

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capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 28, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto and the accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means, with respect to any Person, an event or series of events by which:

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(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).
“Code” means the Internal Revenue Code of 1986.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A.
“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income and (iv) other expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) all non-cash items increasing Consolidated Net Income for such period.
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal

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amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b).
“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.
“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on that date minus the Intangible Assets of the Borrower and its Subsidiaries on that date.
“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other financial obligation (each a “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire any such primary obligation or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor in respect of any such primary obligation or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of such primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor thereof

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to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning specified in the definition of “Affiliate”.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Dollar” and “$” mean lawful money of the United States.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement

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or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Eurodollar Base Rate” has the meaning set forth in the definition of Eurodollar Rate.
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Lender in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender.

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“Eurodollar Rate Loan” means a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period of any Eurodollar Rate Loan, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to the Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Subsidiary” means each Subsidiary listed on Schedule 1.01 by reason that such Subsidiary no longer actively conducts any business or operations, including as a holding or investment company, and has been, will be after the Closing Date, or likely will be after the Closing Date, liquidated, and in the event that any such Subsidiary shall after the Closing Date conduct any business or operations, including as a holding or investment company, such that after three consecutive fiscal quarters of the Borrower and its Subsidiaries, such Subsidiary has income equal to or greater than 1% of Consolidated Net Income determined for the same such period, then such Subsidiary shall no longer be an Excluded Subsidiary as of the date of delivery, or date delivery is required (whichever is earlier), of the financial statements of the Borrower and its Subsidiaries pursuant to Section 6.01(a) or (b) with respect to the third such consecutive fiscal quarter and a Responsible Officer shall notify the Lender thereof.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Term Loan pursuant to a law in effect on (i) the Closing Date or (ii) the date on which the Lender changes its Lending Office, except to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable to the Lender immediately before it changed its Lending Office, (c) Taxes attributable to the Lender’s failure to comply with Section 3.01(e), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

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“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Lender.
“Fitch” means Fitch Ratings Ltd. and any successor thereto.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Funding Indemnity Letter” means a funding indemnity letter, substantially in the form of Exhibit B.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect

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of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Impacted Loans” has the meaning specified in Section 3.03.
“Incorporated Covenant” has the meaning specified in Section 9.18.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases and Synthetic Lease Obligations; and
(g)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning set forth in Section 9.04(b).
“Independent Auditor” has the meaning set forth in Section 6.01(a).
“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
“Interest Payment Date” means, (a) as to any portion of the Term Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any portion of the Term Loan that is a Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such portion of the Term Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any

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Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Transaction” has the meaning set forth in Section 7.04.
“Joint Venture” means a corporation, partnership, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means the office or offices of the Lender as the Lender may from time to time notify the Borrower.
“LIBOR” has the meaning specified in the definition of Eurodollar Rate.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan Documents” means this Agreement and the Term Note.
“Loan Notice” means a notice of (a) a borrowing, (b) a conversion of all or a portion of the Term Loan from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit C or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.
“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to

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which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.
“Maturity Date” means three hundred and sixty-four (364) days after the Closing Date, provided, however, if such date is not a Business Day, the next preceding Business Day.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Multi-Year Revolving Credit Agreement” means that certain Multi-Year Revolving Credit Agreement dated as of May 31, 2013 by and among the Borrower, Bank of America, N.A., as administrative agent and a lender, and the other lenders from time to time party thereto.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under,

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engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan or any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06)..
“Outstanding Amount” means, on any date, the outstanding principal amount of the Term Loan after giving effect to any prepayments occurring on such date.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Liens” has the meaning specified in Section 7.01.
“Permitted Receivables Facility” means one or more accounts receivable securitization arrangements which provide for (a) the sale of accounts receivable and any related property by the Borrower and/or any of its Subsidiaries to a financing party or a special purpose vehicle and (b) if a special purpose vehicle is used in any such arrangements, the granting of a security interest in accounts receivables and any related property by such special purpose vehicle and/or the granting of a security interest by the Borrower or such Subsidiary in any such related property; provided, however, that the sum of the aggregate net unrecovered investment and the aggregate outstanding advances from the financing parties under such accounts receivable securitization arrangements shall not exceed $150,000,000.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or

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any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.

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The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Term Commitment” means the Lender’s obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed $250,000,000.
“Term Loan” means the advance made by the Lender to the Borrower pursuant to Section 2.01(a).
“Term Note” means a promissory note made by the Borrower in favor of the Lender evidencing the Term Loan made by the Lender, substantially in the form of Exhibit D.
“Type” means, with respect to all or a portion of the Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“United States” and “U.S.” mean the United States of America.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(1)    (1)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(i)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(ii)    The term “including” is by way of example and not limitation.
(iii)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms. (1) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as

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otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(a)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06    Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
The Lender does not warrant nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.
ARTICLE II.
THE TERM LOAN
2.01    The Term Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make a single loan to the Borrower on the Closing Date in the amount of the Term Commitment. Any portion of the Term Loan that is prepaid may not be reborrowed. The Term

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Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, that any Term Loan borrowing made on the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not later than 11:00 a.m. three Business Days prior to the date of such Term Loan borrowing.
2.02    Conversions and Continuations of Loans.
(b)    Each conversion of all or a portion of the Term Loan from one Type to the other, and each continuation of any portion of the Term Loan that is a Eurodollar Rate Loan shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Lender of a Loan Notice. Each Loan Notice must be received by the Lender not later than 11:00 a.m. three Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans. Each conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a conversion of a portion of the Term Loan from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Term Loan to be converted or continued, (iv) the Type to which all or such portion of the Term Loan is to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable portion of the Term Loan shall be converted to a Base Rate Loan. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a conversion to or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no portion of the Term Loan may be converted to or continued as Eurodollar Rate Loans without the consent of the Lender.
(d)    The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Lender shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Lender shall notify the Borrower of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all borrowings pursuant to Section 2.01, all conversions of portions of the Term Loan from one Type to the other, and all continuations of portions of the Term Loan as the same Type, there shall not be more than ten Interest Periods in effect.

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2.03    Prepayments. The Borrower may, upon notice to the Lender, at any time or from time to time after the Closing Date voluntarily prepay the Term Loan in whole or in part; provided that (a) such notice must be received by the Lender not later than 12:00 noon (i) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) on the date of prepayment of Base Rate Loans; (b) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (c) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term Loans to be prepaid, and if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Eurodollar Rate Loans. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment of the outstanding Term Loan pursuant to this Section 2.03 shall be applied to the Outstanding Amount of the Term Loan.
2.04    Repayment of the Term Loan. The Borrower shall repay the Outstanding Amount of the Term Loan on the Maturity Date.
2.05    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.
(b)    If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, after written notice to the Borrower, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on the Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.06    Fees. The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at all times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

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2.07    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest on the Term Loan shall accrue for the day on which the Term Loan is made, and shall not accrue on the Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.08    Evidence of Debt. The Term Loan made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Term Loan made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Pursuant to Section 4.01(a)(ii), the Borrower shall execute and deliver to the Lender a Term Note, which shall evidence the Term Loan in addition to such accounts or records. The Lender may attach schedules to the Term Note and endorse thereon the date, Type (if applicable), amount and maturity of the Term Loan and payments with respect thereto.
2.09    Payments Generally.
(a)    All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s address as set forth on Schedule 9.02, or such other address as the Lender may from time to time notify the Borrower in writing, in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower, other than with respect to the Maturity Date, shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    Nothing herein shall be deemed to obligate the Lender to obtain the funds for the Term Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for the Term Loan in any particular place or manner.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(f)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

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(i)    Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Lender) require the deduction or withholding of any Tax from any such payment by the Lender or the Borrower, then the Lender or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If the Borrower or the Lender shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Lender shall withhold or make such deductions as are determined by the Lender to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Lender shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If the Borrower or the Lender shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Lender, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Lender, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(g)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
(h)    Tax Indemnifications. (i) The Borrower shall, and does hereby, indemnify the Lender, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as

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to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
(ii)    Without limiting the provisions of subsection (a) or (b) above, the Lender shall, and does hereby, indemnify the Borrower, and shall make payable in respect thereof within thirty days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower) incurred by or asserted against the Borrower by any Governmental Authority as a result of the failure by the Lender, to deliver, or as a result of the inaccuracy of, any documentation required to be delivered by the Lender to the Borrower pursuant to subsection (e). The agreements in this clause (ii) shall survive the repayment, satisfaction or discharge of all other Obligations.
(i)    Evidence of Payments. Upon request by the Borrower or the Lender, as the case may be, after any payment of Taxes by the Borrower or by the Lender to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Lender or the Lender shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Lender, as the case may be.
(j)    Status of Lender; Tax Documentation. (i) The Lender shall deliver to the Borrower, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower to determine (A) whether or not payments made by the Borrower hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) the Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to the Lender by the Borrower pursuant to this Agreement or otherwise to establish the Lender’s status for withholding tax purposes in the applicable jurisdictions.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person, any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(iii)    The Lender shall promptly (A) notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of the Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower make any withholding or deduction for taxes from amounts payable to the Lender.

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(k)    Treatment of Certain Refunds. If the Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred and documented by the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the Lender be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(l)    Survival. Each party’s obligations under this Section 3.01 shall survive the repayment, satisfaction or discharge of all Obligations.
3.02    Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund all or any portion of the Term Loan in respect of which interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, (i) any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the Eurodollar Rate, the Lender shall during the period of such suspension compute the Base Rate without reference to the Eurodollar Rate component thereof until it is no longer illegal for the Lender to determine

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or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates. If the Lender determines that for any reason in connection with any request for a conversion to or continuation of a Eurodollar Rate Loan that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding the Eurodollar Rate Loan or any portion thereof, the Lender will promptly so notify the Borrower. Thereafter, (x) the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.
Notwithstanding the foregoing, if the Lender has made the determination described in clause (a) of this Section, the Lender, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Lender revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section, (2) the Lender notifies the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to the Lender of funding the Impacted Loans, or (3) the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund a Term Loan whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of the Lender to do any of the foregoing and provides the Borrower written notice thereof.
3.04    Increased Costs; Reserves on Eurodollar Rate Loans.
(d)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(e));
(ii)    subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection

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Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Eurodollar Rate Loan;
and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining the Term Loan or any portion thereof the interest on which is determined by reference to the Eurodollar Rate (or maintaining its obligation to make any Eurodollar Rate Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(e)    Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or the Lender’s holding company regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company as a consequence of this Agreement, the Term Commitment of the Lender or the Term Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
(f)    Certificates for Reimbursement; Reimbursement Limitation. A certificate of the Lender (i) setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and (ii) stating in reasonable detail the basis for the charges and the method of computation, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within thirty days after receipt thereof. Notwithstanding any other provisions of this Section 3.04, the Lender shall not demand compensation for any increased cost, charge or reduction under subsection (a) and (b) of this Section if it shall not at the time be the general policy of the Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, and the Lender shall in good faith endeavor to allocate increased costs or reductions fairly among all of its affected commitments and credit extensions (whether or not it seeks compensation from all affected borrowers).
(g)    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended

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to include the period of retroactive effect thereof, such that the three-month period shall commence upon the date of effectiveness of such Change in Law).
(h)    Reserves on Eurodollar Rate Loans. The Borrower shall pay to the Lender, as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Term Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Term Loan, provided the Borrower shall have received at least 10 days’ prior notice of such additional interest from the Lender. If the Lender fails to give notice 10 days prior to the relevant Interest Payment Date, but the Lender gives notice within 30 days after such Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
3.05    Compensation for Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)    any failure by the Borrower to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender for services actually performed in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

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3.06    Mitigation Obligations. If the Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, or if the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking Eurodollar Rate Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.
3.07    Survival. All of the Borrower’s obligations under this Article III shall survive the payment in full of all of the Obligations.
ARTICLE IV.
CONDITIONS PRECEDENT TO TERM LOAN
4.01    Conditions Precedent to Term Loan. The obligation of the Lender to make the Term Loan is subject to satisfaction of the following conditions precedent:
(a)    The Lender’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender:
(i)    executed counterparts of this Agreement, sufficient in number for distribution to the Lender and the Borrower;
(ii)    a Term Note executed by the Borrower in favor of the Lender;
(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;
(iv)    such documents and certifications as the Lender may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

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(v)    favorable opinions of Jason A. Zellers, General Counsel of the Borrower, and Dorsey & Whitney, LLP as special counsel to the Borrower, each addressed to the Lender, in the form of Exhibit E;
(vi)    a certificate of a Responsible Officer either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(vii)    a certificate signed by a Responsible Officer certifying (A) that the representations and warranties of the Borrower contained in Article V of this Agreement, or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.01, the representations and warranties contained in subsection (a) of Section 5.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Default shall exist, or would result from the proposed borrowing hereunder and (C) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
(viii)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and
(ix)    such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.
(b)    Any fees required to be paid on or before the Closing Date shall have been paid.
(c)    Unless waived by the Lender, the Borrower shall have paid all Attorney Costs of the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that:
5.01    Existence and Power. The Borrower and each of its Subsidiaries (other than Excluded Subsidiaries):

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(a)    is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable;
(b)    has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;
(c)    is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and
(d)    is in compliance with all Laws; except, in each case referred to in clause (a), (b), (c) or (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document have been duly authorized by all necessary corporate or other action, and do not and will not:
(i)    contravene the terms of any of the Borrower’s Organization Documents;
(j)    conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject; or
(k)    violate any Laws.
5.03    Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.
5.04    Binding Effect. This Agreement and each other Loan Document to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
5.05    Litigation. Except as specifically disclosed in Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or its Subsidiaries or any of their respective properties which:
(a)    purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

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(b)    would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.
5.06    No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower. As of the Closing Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.01(e).
5.07    ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred (provided, that for purposes of this Section 5.07(c)(i), a Reportable Event shall only constitute an ERISA Event if such Reportable Event could reasonably be expected to result in liability of the Borrower or an ERISA Affiliate in an aggregate amount in excess of $5,000,000), and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA;

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and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    Neither the Borrower or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.07 hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.
5.08    Use of Proceeds; Margin Regulations. The proceeds of the Term Loan are to be used solely for the purposes set forth in and permitted by Section 6.11 and Section 7.07. Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
5.09    Title to Properties. The Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) is subject to no Liens, other than Permitted Liens.
5.10    Taxes. The Borrower and its Subsidiaries (other than Excluded Subsidiaries) have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect or that is not disclosed on Schedule 5.10.
5.11    Financial Condition.
(a)    The Audited Financial Statements, and the unaudited consolidated financial statements of the Borrower and its Subsidiaries dated March 29, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on March 29, 2014 including the notes thereto and the accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations:
(i)    were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year end audit adjustments in the case of such unaudited statements;
(ii)    fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

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(iii)    except as specifically disclosed in Schedule 5.11, show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.
(b)    Since the date of the Audited Financial Statements, there has been no Material Adverse Effect.
5.12    Environmental Matters. Except as specifically disclosed in Schedule 5.12, existing Environmental Laws and existing Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.13    Regulated Entities. Neither the Borrower, any Person controlling the Borrower, nor any Subsidiary, is an “Investment Company” within the meaning of the Investment Companies Act of 1940. The Borrower is not subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness.
5.14    No Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.
5.15    Copyrights, Patents, Trademarks and Licenses, Etc. The Borrower and its Subsidiaries (other than Excluded Subsidiaries) own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without any conflict with the rights of any other Person that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary (other than an Excluded Subsidiary) infringes upon any rights held by any other Person such that it could reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.
5.16    Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.16 hereto and has no equity investments in any other corporation or entity other than those permitted by Section 7.04(e) or specifically disclosed in part (b) of Schedule 5.16.
5.17    Insurance. The properties of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) are insured either with financially sound and reputable insurance companies or under legitimate and responsible self-insurance programs, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and

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owning similar properties in localities where the Borrower or its Subsidiaries (other than Excluded Subsidiaries) operate.
5.18    Full Disclosure. None of the representations or warranties made by the Borrower or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Lender prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.
5.19    Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 9.02.
5.20    Solvency. The Borrower is, individually and together with its Subsidiaries on a consolidated basis, Solvent.
5.21    OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions or (b) located, organized or resident in a Designated Jurisdiction.
5.22    Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their business in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as any Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary (other than Excluded Subsidiaries) to:
6.01    Financial Statements. Deliver to the Lender, in form and detail satisfactory to the Lender:
(l)    as soon as available, but not later than 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by the opinion of a nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall state that such consolidated financial

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statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower or any Subsidiary’s records; and
(m)    as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 28, 2014, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income and cash flows for the period commencing on the first day and ending on the last day of such fiscal quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and its Subsidiaries. As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.
6.02    Certificates; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:
(c)    (i) concurrently with the delivery of the financial statements referred to in subsections 6.01(a) and (b), a Compliance Certificate, executed by a Responsible Officer, which certifies, among other things, that no Default or Event of Default has occurred and is continuing (except as described therein);
(d)    promptly, copies of all financial statements and reports that the Borrower sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Borrower or any Subsidiary may make to, or file with, the SEC; and
(e)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.02; provided that: (i) the Borrower shall deliver paper copies of such documents to the Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents. The Lender shall have no obligation to request the delivery or to maintain copies of the documents referred to above.

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6.03    Notices. Promptly notify the Lender:
(a)    of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that is reasonably likely to become a Default or Event of Default;
(b)    of any matter that has resulted or is reasonably likely to result in a Material Adverse Effect, including (insofar as the same has resulted or is reasonably likely to result in a Material Adverse Effect) (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Laws;
(c)    of any of the following events affecting the Borrower, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower with respect to such event:
(iii)    an ERISA Event;
(iv)    the adoption of any new Pension Plan or other Plan subject to Section 412 of the Code;
(v)    the adoption of any amendment to a Pension Plan or other Plan subject to Section 412 of the Code that results in a material increase in contributions or Unfunded Pension Liability; or
(vi)    the commencement of contributions to any Pension Plan or other Plan subject to Section 412 of the Code;
(d)    of any material change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries.
Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or reasonably foreseeably will be) breached or violated.
6.04    Preservation of Corporate Existence, Etc.
(c)    Preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation or formation, except with respect to any Subsidiary that is not the continuing or surviving Person or any Subsidiary that disposes of all of its assets to another Person, in each case in connection with transactions permitted by Section 7.03;

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(d)    preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.03 and sales of assets permitted by Section 7.02;
(e)    use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill, except with respect to any Subsidiary that is not the continuing or surviving Person or any Subsidiary that disposes of all of its assets to another Person, in each case in connection with transactions permitted by Section 7.03; and
(f)    preserve or renew, to the extent permitted by Law, all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.05    Maintenance of Property. Maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary (other than an Excluded Subsidiary) shall use the standard of care typical in the industry in the operation and maintenance of its facilities.
6.06    Insurance. Maintain, either with financially sound and reputable independent insurers or under legitimate and responsible self-insurance programs, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that at all times during the term of this Agreement the Borrower shall maintain insurance coverage with sound and reputable independent insurers or legitimate and responsible self-insurance programs in substantially the same amounts and covering substantially the same risks as the coverage existing on the Closing Date which is specifically disclosed in Schedule 6.06. Upon request of the Lender, the Borrower shall furnish the Lender, at reasonable intervals (but not more than once per calendar year), a certificate of the Borrower’s insurance broker setting forth the nature, extent and such other information as the Lender may reasonably request regarding the independent insurance maintained by the Borrower and its Subsidiaries (other than Excluded Subsidiaries) in accordance with this Section 6.06.
6.07    Payment of Obligations. Pay and discharge as the same shall become due and payable, all their respective obligations and liabilities with respect to which the failure to make payment could reasonably be expected to have a Material Adverse Effect, including (insofar as the same could reasonably be expected to have a Material Adverse Effect):
(a)    all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

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(b)    all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and
(c)    all Indebtedness, as and when due and payable.
6.08    Compliance with Laws. Comply, in all material respects with all requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act and Regulation U issued by the FRB), except such as may be contested in good faith or as to which a bona fide dispute may exist.
6.09    Inspection of Property and Books and Records. The Borrower shall maintain and shall cause each Subsidiary (other than Excluded Subsidiaries) to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries. The Borrower shall permit, and shall cause each Subsidiary (other than Excluded Subsidiaries) to permit, representatives and independent contractors of the Lender, at the expense of the Borrower for one annual visit and inspection and at the expense of the Lender for each more frequent visit and inspection, to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, when an Event of Default exists the Lender or any other agent or representative appointed by the Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice at the Borrower’s expense.
6.10    Environmental Laws. The Borrower shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws (except for any noncompliance which has not resulted or is not reasonably likely to result in a Material Adverse Effect).
6.11    Use of Proceeds. Use the proceeds of the Term Loan for working capital, capital expenditures, acquisitions, share repurchases and other corporate purposes not in contravention of any Law or of any Loan Document.
6.12    Anti-Corruption Laws. Conduct its business in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.
ARTICLE VII.
NEGATIVE COVENANTS
So long as any Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary (other than an Excluded Subsidiary) to, directly or indirectly:

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7.01    Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
(f)    any Lien existing on property of the Borrower or any Subsidiary on the Closing Date and set forth in Schedule 7.01 securing Indebtedness outstanding on such date and any renewals or extensions thereof, provided that the property covered thereby is not increased and, in the case of any Liens on property of any Subsidiary whose Indebtedness is secured thereby, any renewal or extension of the obligations secured or benefited thereby, if applicable, is permitted by Section 7.05;
(g)    any Lien created under any Loan Document;
(h)    Liens for taxes, fees, assessments or other governmental charges which-are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07, provided that no notice of lien has been filed or recorded under the Code;
(i)    carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(j)    Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;
(k)    Liens on the property of the Borrower or any of its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;
(l)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;
(m)    Liens on assets of companies which become Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective companies became Subsidiaries and were not created in anticipation thereof, and any renewals or extensions thereof, provided that the property covered thereby is not increased and, in the case of any Liens on property of any Subsidiary whose Indebtedness is secured thereby, any renewal or extension of the obligations secured or benefited thereby, if applicable, is permitted by Section 7.05;
(n)    purchase money security interests on any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i)

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any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $125,000,000;
(o)    Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;
(p)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by either of the Borrower or any Subsidiary to provide collateral to the depository institution;
(q)    other Liens on property, provided that the sum of the aggregate Indebtedness secured by such Liens (exclusive of Indebtedness secured by Liens permitted by clauses (a) through (k), (m) and (n) hereof) shall not exceed an amount equal to 15% of Consolidated Tangible Net Worth as shown on the Borrower’s consolidated balance sheet for its most recent prior fiscal quarter;
(r)    Liens on accounts receivable and related property of any Subsidiary of the Borrower and/or on any such related property of the Borrower, in each case subject to a Permitted Receivables Facility and created in connection with such Permitted Receivables Facility;
(s)    Liens on property existing at the time of acquisition thereof by the Borrower or any Subsidiary; provided, such Liens were in existence prior to such acquisition and were not created in contemplation of such acquisition; and
(t)    Liens securing reimbursement obligations with respect to letters of credit arising by operation of law under Section 5-118(a) of the Uniform Commercial Code.
7.02    Disposition of Assets. Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
(e)    dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;
(f)    the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;
(g)    other dispositions of property during the term of this Agreement whose net book value in the aggregate shall not exceed 10% of the total assets of the Borrower and its consolidated

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Subsidiaries as reflected on the balance sheet of the Borrower and its consolidated Subsidiaries for their most recent prior fiscal quarter; and
(h)    the sale of notes or account receivables (or interests therein) pursuant to and in accordance with the terms of a Permitted Receivables Facility by the Borrower or any Subsidiary.
7.03    Consolidations and Mergers. Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:
(g)    any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries;
(h)    any Subsidiary may (i) voluntarily liquidate, dissolve or windup or (ii) sell, transfer or distribute all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another Subsidiary or as otherwise permitted by Section 7.02; and
(i)    any Subsidiary may merge with a third party in order to consummate an Acquisition permitted by Section 7.04, including any merger as a result of which the third party is the surviving entity, so long as such entity upon the consummation of the merger is a Subsidiary.
7.04    Loans and Investments. Purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower, except for:
(c)    investments in cash equivalents and short term marketable securities in accordance with the written investment policy approved from time to time by the Borrower’s board of directors, a current copy of which is set forth as Schedule 7.04 attached hereto and provided further, that the Borrower shall provide a copy of such policy to the Lender upon written request given to the Lender from time to time;
(d)    extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;
(e)    extensions of credit by the Borrower to any of its Subsidiaries or by any of its Subsidiaries to another of its Subsidiaries or to the Borrower;
(f)    Acquisitions, including investments in a Subsidiary or a third party incurred in order to consummate Acquisitions, provided that (i) such Acquisitions are undertaken in accordance with all applicable Laws; and (ii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree or any owner of any assets being acquired is obtained if such consent or approval is required to authorize the same;

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(g)    minority equity investments or venture capital investments, provided that such investments are within the healthcare industry;
(h)    loans or other advances made during the term of this Agreement by the Borrower or any of their Subsidiaries which in the aggregate do not exceed 2.5% of the total assets of the Borrower and its consolidated Subsidiaries as reflected on the balance sheet of the Borrower and its consolidated Subsidiaries for the most recent fiscal quarter preceding the date of determination;
(i)    advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes; and
(j)    investments in one or more Subsidiaries of the Borrower by the Borrower or another Subsidiary.
The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the Term Loan proceeds, directly or indirectly, to acquire any securities in connection with any transaction subject to Section 13(d) (other than an Investment Transaction) or Section 14 of the Exchange Act, unless, prior to the time such transaction becomes subject to such Section 13 or 14, the board of directors or other applicable governing body of the Person that is the issuer of such securities has adopted a resolution approving such transaction. For purposes of this Section 7.04, an “Investment Transaction” means a transaction subject to Section 13(d) of the Exchange Act, provided that in connection with such transaction the Borrower or any Subsidiary (as the case may be) has reported and at all times continues to report to the SEC that such transaction is undertaken for investment purposes or strategic business purposes.
7.05    Limitation on Subsidiary Indebtedness. Permit any Subsidiary to create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness or Contingent Obligations, except:
(e)    Indebtedness outstanding on the date hereof and listed on Schedule 7.05 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder;
(f)    letters of credit, bid bonds, performance guarantees and overdraft obligations guaranteed by the Borrower so long as the aggregate Indebtedness and Contingent Obligations under this subsection (b) is not of any time in excess of $200,000,000;
(g)    endorsements for collection or deposit in the ordinary course of business;
(h)    Indebtedness of any Subsidiary incurred pursuant to a Permitted Receivables Facility;

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(i)    Indebtedness consisting of (i) the 1.58% unsecured private placement notes issued by St. Jude Medical Japan Co. Ltd. (“SJM Japan”) in April 2010 in the original principal amount of 8,140,500,000 Japanese Yen, guaranteed by the Borrower and maturing April 28, 2017, (ii) the 2.04% unsecured private placement notes issued by SJM Japan in April 2010 in the original principal amount of 12,753,450,000 Japanese Yen, guaranteed by the Borrower and maturing April 20, 2020, and (iii) all loans and other obligations incurred by SJM Japan under an overdraft facility with Mizuho Bank Ltd. and Sumitomo Mitsui Banking Corporation in the maximum aggregate principal amount at any time outstanding of 8,000,000,000 Japanese Yen, and, with respect to each of clauses (i), (ii) and (iii), any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder;
(j)    Indebtedness consisting of (i) agreements by a Subsidiary in connection with an acquisition to provide additional consideration payments upon the achievement of certain milestones, (ii) contingent commitments by a Subsidiary to acquire various businesses involved in the distribution of the Borrower's or its Subsidiaries' products, (iii) commitments by a Subsidiary to fund minority investments and (iv) other contingent acquisition payments to be made by a Subsidiary;
(k)    other Indebtedness or Contingent Obligations, provided that the aggregate amount of Indebtedness and Contingent Obligations permitted under subsections (a) and (g) of this Section 7.05 shall not exceed $350,000,000; and
(l)    Indebtedness permitted under Section 7.04.
The restrictions contained in this Section shall not include any Indebtedness of any Subsidiary incurred under this Agreement.
7.06    Transactions with Affiliates. Enter into any transaction with any Affiliate of the Borrower, except in the ordinary course of business or upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and provided such transaction is not otherwise restricted hereunder.
7.07    Use of Proceeds; Regulation U. Following the application of proceeds of the Term Loan, have more than 25% of the value of assets of the Borrower, which are subject to any arrangement with the Lender (herein or otherwise) whereby the Borrower’s or any Subsidiary’s right or ability to sell, pledge or otherwise dispose of assets is in any way restricted, be Margin Stock.
7.08    Limitation on Subsidiary Dividends. Permit any Subsidiary (other than an Excluded Subsidiary) to enter into any agreement with any Person (other than the Lender pursuant to this Agreement) which prohibits or limits the ability of such Subsidiary (other than an Excluded Subsidiary) to declare or pay any dividends or make other distributions of assets, properties, cash,

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rights, obligations or securities on account of any shares of any class of the capital stock of such Subsidiary (other than an Excluded Subsidiary).
7.09    Joint Ventures. Enter into any Joint Venture which is not in the healthcare industry.
7.10    Restricted Payments. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Borrower and any wholly-owned Subsidiary may:
(a)    declare and make dividend payments or other distributions payable solely in its common stock;
(b)    purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and
(c)    declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash provided, that, before and immediately after giving effect to such proposed action, no Default or Event of Default exists or would exist.
7.11    Change in Business. Engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof.
7.12    Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary.
7.13    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower to be greater than 3.5 to 1.0 for the four fiscal quarters ending on such date.
7.14    Sanctions. Directly or, to the Borrower’s knowledge, indirectly, use the proceeds of the Term Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender or otherwise) of Sanctions.
7.15    Anti-Corruption Laws. Directly or indirectly use the proceeds of the Term Loan for any purpose that would violate the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other applicable jurisdictions.

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ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an “Event of Default”:
(i)    Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of the Term Loan, (ii) within three days after the same becomes due, any interest on the Term Loan or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(j)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.09, or 6.11 or Article VII and, with respect to any default under Section 6.01 or 6.02, such default shall remain unremedied for a period of five days; or
(k)    Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure and (ii) the date upon which written notice thereof is given to the Borrower by the Lender; or
(l)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or
(m)    Cross-Default. (i) The Borrower or any Subsidiary (other than an Excluded Subsidiary) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the $75,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such other Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $75,000,000; or

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(n)    Insolvency Proceedings, Etc. The Borrower or any of its Subsidiaries (other than an Excluded Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(o)    Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary (other than an Excluded Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(p)    Judgments. There is entered against the Borrower or any Subsidiary (other than an Excluded Subsidiary) (i) a final judgment or order for the payment of money in an aggregate amount exceeding $150,000,000 (to the extent not covered by independent third-party insurance), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(q)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $125,000,000; or
(r)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(s)    Change of Control. There occurs any Change of Control with respect to the Borrower; or
(t)    Loss of Licenses. (i) The Food and Drug Administration or any other Governmental Authority revokes or fails to renew any material license, permit, franchise, patent, trademark, service

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mark, trade name, copyright, authorization or other right of the Borrower or any Subsidiary, or the Borrower or any Subsidiary for any reason loses any material license, permit, franchise, patent, trademark, service mark, trade name, copyright, authorization or other right, or the Borrower or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit, franchise, patent, trademark, service mark, trade name, copyright, authorization or other right; and (ii) any event or circumstance described in clause (i) has resulted or is reasonably likely to result in a Material Adverse Effect.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
(j)    declare the unpaid principal amount of the Term Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(k)    exercise all rights and remedies available to it under the Loan Documents or applicable law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of the Term Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Term Loan has automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Lender in an order and in a manner as the Lender may determine in its sole discretion, and any amount remaining after such application, if any, shall be distributed to the Borrower or as required by Law.
ARTICLE IX.
MISCELLANEOUS
9.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
9.02    Notices; Effectiveness; Electronic Communication.
(k)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications to be given by the Borrower or the Lender as provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the address or facsimile number specified for such Person

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on Schedule 9.02, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number as set forth on Schedule 9.02.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(l)    Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(m)    Change of Address, Etc. Each of the Borrower and the Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other party.
(n)    Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic notices or Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.
9.03    No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of

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any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
9.04    Expenses; Indemnity; Damage Waiver.
(d)    Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loan, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loan.
(e)    Indemnification by the Borrower. The Borrower shall indemnify the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby (including in respect of any matters addressed in Section 3.01), (ii) the Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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(f)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(g)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(h)    Survival. The agreements in this Section shall survive the satisfaction or discharge of all the other Obligations.
9.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred
9.06    Successors and Assigns.
(a)    Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and (ii) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for any assignment by the Lender unless (A) an Event of Default has occurred and is continuing at the time of such assignment or (B) such assignment is to an Affiliate of the Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal

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Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
9.07    Treatment of Certain Information; Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or prospective assignee of, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis and as applicable to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder, (h) with the consent of the Borrower, (i) to any credit insurance provider relating to the Borrower and its Obligations or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information (provided that such Person has adopted or implemented reasonable confidentiality standards and protections).
The Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws

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9.08    Set-off. If an Event of Default shall have occurred and be continuing, the Lender and its Affiliates are hereby authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The Lender agrees to notify the Borrower promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.
9.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
9.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or electronic format (including .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement and the other Loan Documents.
9.11    Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
9.12    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or

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thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the making of the Term Loan, and shall continue in full force and effect as long as the Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
9.13    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE

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HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
9.15    Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Lender, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Lender has no

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obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
9.17    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it.
9.18    USA PATRIOT Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
9.19    Most Favored Lender. If at any time the Multi-Year Revolving Credit Agreement includes any covenant which is not contained in this Agreement, or any existing covenant in the Multi-Year Revolving Credit Agreement which is also contained in this Agreement is amended or modified in any manner, or a consent or waiver has been given in respect thereof, then and in such event the Borrower shall, in the event the Lender is not party to the Multi-Year Revolving Credit Agreement, give written notice thereof to the Lender not later than ten days following the date of execution of such Multi-Year Revolving Credit Agreement or amendment thereof, as the case may be. Effective on the date of execution of such Multi-Year Revolving Credit Agreement or amendment, other modification, waiver or consent thereof (to which Bank of America has consented to such amendment, modification, waiver or consent), as the case may be, such covenants and related definitions and other provisions (collectively, the “Incorporated Covenants”) shall then and

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thereupon (mutatis mutandis) be deemed to have been incorporated herein; and any breach or event of default in respect of any such Incorporated Covenant shall, subject to the foregoing, be deemed to be an Event of Default hereunder subject to all applicable terms and provisions of this Agreement, including, without limitation, the right of the Lender to waive or not waive any breach thereof (independent of any right of any other creditor of the Borrower or such Subsidiary in respect of any such Incorporated Covenants). Without limiting the foregoing, any amendment, elimination or termination of, or waiver or consent with respect to, any such Incorporated Covenant (including as a result of the termination or repayment in full of the Multi-Year Revolving Credit Agreement) in accordance with the terms of the Multi-Year Revolving Credit Agreement to which Bank of America has consented to shall then and thereupon (mutatis mutandis) constitute an amendment, elimination or termination, as the case may be, of, or waiver or consent with respect to, such Incorporated Covenant hereunder.

[The remainder of this page intentionally left blank.]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
BORROWER:
ST. JUDE MEDICAL, INC.
By: /s/ Donald J. Zurbay

Name:	Donald J. Zurbay

Title:	Vice President Finance and CFO
LENDER:

BANK OF AMERICA, N.A.

By: /s/ Yinghua Zhang
Name:    Yinghua Zhang
Title:    Vice President

SCHEDULE 1.01
EXCLUDED SUBSIDIARIES
None

SCHEDULE 5.05
LITIGATION
Product Liability Litigation
Riata® Litigation: As of July 25, 2014, the Borrower is aware of sixty lawsuits from plaintiffs alleging injuries caused by, and asserting product liability claims concerning, Riata® and Riata® ST Silicone Defibrillation Leads. Of the sixty lawsuits, twenty-nine cases are pending in federal courts, including three in the U.S. District Court for the District of Minnesota, twenty-two in the U.S. District Court for the Central District of California, one in the U.S. District Court for the District of South Carolina, one in the U.S. District Court for the Northern District of New York, one in the U.S. District Court for the Western District of Kentucky and one in the U.S. District Court for the Western District of Pennsylvania. The remaining thirty-one lawsuits are pending in state courts across the country, including seven in Minnesota, nineteen in California, one in Indiana, one in Georgia, one in Kentucky, one in Florida and one in Alaska.

Most of the lawsuits have been brought by single plaintiffs, but some of them name multiple individuals as plaintiffs. The sixty lawsuits include eight separate multi-plaintiff lawsuits that have been initiated against the Borrower that involve more than one unrelated plaintiff: a multi-plaintiff lawsuit joining twenty-nine unrelated claimants was filed in the Superior Court of California for the city and county of Los Angeles on April 4, 2013; a multi-plaintiff lawsuit joining two unrelated claimants was filed in the Superior Court of California for the city and county of Los Angeles on April 4, 2013; a multi-plaintiff lawsuit joining two claimants was filed in the United States District Court for the Central District of California on April 4, 2013; a multi-plaintiff lawsuit joining three unrelated claimants was filed in the Superior Court of California for the city and county of Los Angeles on April 29, 2013; a multi-plaintiff lawsuit joining twenty-one unrelated claimants was filed in the Superior Court of California for the city and county of Los Angeles on July 15, 2013; a multi-plaintiff lawsuit joining thirty unrelated claimants was filed in the Superior Court of California for the city and county of Los Angeles on April 2, 2014; and a multi-plaintiff lawsuit joining twenty-eight unrelated claimants was filed in the Superior Court to California for the City and County of Los Angeles on June 10, 2014.

On June 24, 2014, the judge presiding over the three cases in the District of Minnesota granted the Borrower’s motion for summary judgment, dismissing four of the plaintiffs’ five manufacturing defect causes of action as preempted by the Medical Device Amendments to the Food, Drug, and Cosmetic Act (FDCA). The judge also noted that the plaintiffs’ fifth manufacturing defect claim relating to lead sterilization should not proceed unless the plaintiffs can show proof that the Borrower failed to comply with Premarket Approval (PMA) requirements with respect to that claim.

In November 2013, an amended claim was filed in a Canadian proposed class proceeding alleging that Riata® leads were prone to insulation abrasion and breach, failure to warn and conspiracy. The plaintiffs took no action between their 2008 filing and the amended claim they filed in November 2013. The Borrower has filed its statement of intent to defend in response to the amended claims, and the plaintiffs have not taken any further action.

Although some of the claimants in the aforementioned suits allege no specific injuries, the majority of the claimants allege bodily injuries as a result of surgical revision or removal and replacement of Riata® leads, or other complications, which they attribute to the leads. The majority of the claimants who seek recovery for implantation and/or surgical removal of Riata® leads are seeking compensatory damages in unspecified amounts, and declaratory judgments that the Borrower is liable to the claimants for any past, present and future evaluative monitoring, and corrective medical, surgical and incidental expenses and losses. Several claimants also seek punitive damages. The Borrower is financially responsible for legal costs incurred in defense of the Riata product liability claims, including any potential settlements, judgments and other legal defense costs.
Silzone® Litigation and Insurance Receivables: The Borrower has been sued in various jurisdictions beginning in March 2000 by some patients who received a heart valve product with Silzone® coating, which the Borrower stopped selling in January 2000. The Borrower's outstanding Silzone cases consist of one class action in Ontario, which is in the process of being dismissed, and one individual case in Ontario.
In June 2012, the Ontario Court ruled in the Borrower's favor on all nine common class issues in a class action involving Silzone patients, and the case was dismissed. In September 2012, counsel for the class filed an appeal with the Court of Appeal for the Province of Ontario. On July 2, 2014, the Ontario Superior Court of Justice approved a settlement of the class action, the essential terms of which included a dismissal of the appeal and a payment to the Borrower in the amount of $250,000 Canadian Dollars (or $233,230 U.S. Dollars). The approval will be final after the expiration of the appeal period on August 1, 2014.
The individual case in Ontario requests damages in excess of $1 million (claiming unspecified special damages, health care costs and interest). Based on the Borrower’s historical experience, the amount ultimately paid, if any, often does not bear any relationship to the amount claimed. To the extent that the Borrower’s future Silzone costs (inclusive of settlements, judgments, legal fees and other related defense costs) exceed its remaining historical insurance coverage of approximately $10 million, the Borrower would be responsible for such costs.
The Borrower intends to vigorously defend against the claims that have been asserted. The Borrower has not recorded an expense related to any potential damages in connection with these product liability litigation matters because any potential loss is not probable or reasonably estimable. Other than disclosed above, the Borrower cannot reasonably estimate a loss or range of loss, if any, that may result from these litigation matters.
Patent and Other Intellectual Property Litigation
Volcano Corporation & LightLab Imaging Litigation: The Borrower's subsidiary, LightLab Imaging, has pending litigation with Volcano Corporation (Volcano) and Axsun Technologies, Inc. (Axsun), a subsidiary of Volcano, in the Massachusetts state court and in state court in Delaware. LightLab Imaging makes and sells optical coherence tomography (OCT) imaging systems. Volcano is a LightLab Imaging competitor in medical imaging. Axsun makes and sells lasers and is a supplier of lasers to LightLab Imaging for use in OCT imaging systems. The lawsuits arise out of Volcano's acquisition of Axsun in December 2008. Before Volcano acquired Axsun, LightLab Imaging and Axsun had worked together to develop a tunable laser for use in OCT imaging systems. While the laser was in development, LightLab Imaging and Axsun entered into an agreement pursuant to which Axsun agreed to sell its tunable lasers exclusively to LightLab in the field of human coronary artery imaging for a certain period of time.
After Volcano acquired Axsun in December 2008, LightLab Imaging sued Axsun and Volcano in Massachusetts, asserting a number of claims arising out of Volcano's acquisition of Axsun. In January 2011, the Court ruled that Axsun's and Volcano's conduct constituted knowing and willful violations of a statute which prohibits unfair or deceptive acts or practices or acts of unfair competition, entitling LightLab Imaging to double damages, and furthermore, that LightLab Imaging was entitled to recover attorneys' fees. In February 2011, Volcano and Axsun were ordered to pay the Borrower for reimbursement of attorneys' fees and double damages, which Volcano paid to the Borrower in July 2011. The Court also issued certain injunctions and declaratory relief against Volcano. The Borrower has also appealed certain rulings relating to the trial court's exclusion of certain expert testimony and its refusal to enter permanent injunctions. In January 2013, the Supreme Judicial Court for Massachusetts granted the Borrower's request to bypass the intermediary appellate court and accepted the matter for its direct review. Oral argument occurred on December 2, 2013, and a decision rejecting the Borrower's appeal was issued on July 28, 2014.
In May 2011, LightLab Imaging initiated a lawsuit against Volcano and Axsun in the Delaware state court. The suit seeks to enforce LightLab Imaging's exclusive contract with Axsun, and also alleges claims to prevent Volcano from interfering with that contract and to bar Axsun and Volcano from using LightLab Imaging's confidential information and trade secrets, and to prevent Volcano and Axsun from violating a Massachusetts statute prohibiting unfair methods of competition and unfair or deceptive acts or practices relating to LightLab Imaging's tunable laser technology. In May 2012, the Court granted Volcano's motion to stay the proceedings until Volcano provides notice of its intent to begin clinical trials or engage in other public activities with an OCT imaging system that uses a type of light source that is in dispute in the lawsuit. Volcano is under an order to provide such a notice at least 45 days before beginning such trials or engaging in such activities. In April 2013, the Court denied a motion by the Borrower to lift the stay. On November 4, 2013, Volcano announced that it was discontinuing its OCT development program effective September 30, 2013. Accordingly, Volcano has filed a motion to dismiss without prejudice in the Delaware state court litigation. The Court has not ruled on Volcano’s motion.

Volcano Corporation & St. Jude Medical Patent Litigation: In July 2010, the Borrower filed a lawsuit in federal district court in Delaware against Volcano for patent infringement. In the suit, the Borrower asserted certain patents against Volcano and seeks injunctive relief and monetary damages. The infringed patents are part of the St. Jude Medical PressureWire® technology platform, which was acquired as part of St. Jude Medical's purchase of Radi Medical Systems in December 2008. On October 19, 2012, a jury ruled in favor of Volcano finding that certain Volcano patents did not infringe the Borrower's patents and that certain St. Jude Medical patents were invalid. The Borrower filed a motion for judgment as a matter of law which the Court denied. The Borrower intends to appeal to the federal circuit court and raise challenges to various issues related to the trial that resulted in the October 19, 2012 jury decision. Volcano also filed counterclaims against the Borrower in this case, alleging certain St. Jude Medical patent claims are unenforceable and that certain St. Jude Medical products infringe certain Volcano patents. On October 25, 2012, a jury ruled that the Borrower did not infringe certain Volcano patents and the Court entered judgment on both October jury verdicts in January 2013. The parties are moving forward with other post-trial proceedings.

On April 16, 2013, Volcano filed a lawsuit in federal district court in Delaware against the Borrower alleging that the Borrower is infringing two U.S. patents owned by Volcano which were issued that same day. The allegations relate to the Borrower's PressureWire® technology (Fractional Flow Reserve) FFR Platforms, including ILUMIENTM PCI Optimization System and QuantienTM Integrated FFR platforms. In its complaint, Volcano sought both injunctive relief and monetary damages. On January 29, 2014, the Court issued a claims construction ruling favorable to the Borrower. Based on that ruling, the parties filed a stipulation with the Court on February 14, 2014, agreeing that the Borrower's products do not infringe the two patents Volcano has asserted. Volcano has appealed the claims construction ruling.

The Borrower has not recorded an expense related to any potential damages in connection with these litigation matters because any potential loss is not probable or reasonably estimable. Other than disclosed above, the Borrower cannot reasonably estimate a loss or range of loss, if any, that may result from these litigation matters.
Securities and Other Shareholder Litigation
March 2010 Securities Class Action Litigation: In March 2010, a securities lawsuit seeking class action status was filed in federal district court in Minnesota against the Borrower and certain officers (collectively, the defendants) on behalf of purchasers of St. Jude Medical common stock between April 22, 2009 and October 6, 2009. The lawsuit relates to the Borrower's earnings announcements for the first, second and third quarters of 2009, as well as a preliminary earnings release dated October 6, 2009. The complaint, which seeks unspecified damages and other relief as well as attorneys' fees, alleges that the defendants failed to disclose that it was experiencing a slowdown in demand for its products and was not receiving anticipated orders for cardiac rhythm management devices. Class members allege that the defendant's failure to disclose the above information resulted in the class purchasing St. Jude Medical stock at an artificially inflated price. In December 2011, the Court issued a decision denying a motion to dismiss filed by the defendants in October 2010. In October 2012, the Court granted plaintiffs' motion to certify the case as a class action and the discovery phase of the case closed in September 2013. On October 15, 2013, the defendants filed a motion for summary judgment. A hearing concerning that motion took place with the Court in January 2014 and a ruling is expected later in 2014. Subject to the outcome of this hearing, the Court has indicated it would likely schedule the trial for a later date in 2014 or 2015. The defendants intend to continue to vigorously defend against the claims asserted in this lawsuit.
December 2012 Securities Litigation: On December 7, 2012, a putative securities class action lawsuit was filed in federal district court in Minnesota against the Borrower and an officer (collectively, the defendants) for alleged violations of the federal securities laws, on behalf of all purchasers of the publicly traded securities of the defendants between October 17, 2012 and November 20, 2012. The complaint, which sought unspecified damages and other relief as well as attorneys' fees, challenges the Borrower’s disclosures concerning its high voltage cardiac rhythm lead products during the purported class period. On December 10, 2012, a second putative securities class action lawsuit was filed in federal district court in Minnesota against the Borrower and certain officers for alleged violations of the federal securities laws, on behalf of all purchasers of the publicly traded securities of the Borrower between October 19, 2011 and November 20, 2012. The second complaint alleged similar claims and sought similar relief. In March 2013, the Court consolidated the two cases and appointed a lead counsel and lead plaintiff. A consolidated amended complaint was served and filed in June 2013, alleging false or misleading representations made during the class period extending from February 5, 2010 through November 7, 2012. In September 2013, the defendants filed a motion to dismiss the consolidated amended complaint. On March 10, 2014, the Court ruled on the motion to dismiss, denying the motion in part and granting the motion in part. The Borrower intends to vigorously defend against the claims asserted in this matter.

December 2012 Derivative Litigation: In December 2012, a shareholder derivative action was initiated in Minnesota state court in Ramsey County, on behalf of the Borrower, against members of St. Jude Medical’s Board of Directors as well as certain officers of the Borrower (collectively, the defendants). The plaintiffs in this action allege breach of fiduciary duty, waste of corporate assets and unjust enrichment. The claims center around and involve the Borrower’s high voltage cardiac rhythm lead products and related activities and events. No damages are sought against the Borrower. The defendants intend to vigorously defend against the claims asserted in this matter. In March 2013, the defendants filed a motion to dismiss the plaintiffs' complaint. The matter was transferred to a new judge effective July 31, 2013 and an oral hearing on the Borrower’s motion to dismiss was heard on June 5, 2014. The Borrower anticipates a ruling on the motion in the third or fourth quarter of 2014.

The Borrower has not recorded an expense related to any potential damages in connection with these securities and other shareholder litigation matters because any potential loss is not probable or reasonably estimable. The Borrower cannot reasonably estimate a loss or range of loss, if any, that may result from these matters.
Governmental Investigations
In March 2010, the Borrower received a Civil Investigative Demand (CID) from the Civil Division of the Department of Justice (DOJ). The CID requests documents and sets forth interrogatories related to communications by and within the Borrower on various indications for tachycardia implantable cardioverter defibrillator systems (ICDs) and a National Coverage Decision issued by Centers for Medicare and Medicaid Services. Similar requests were made of the Borrower's major competitors. The Borrower provided its response to the DOJ in June 2010.
On September 20, 2012, the Office of Inspector General for the Department of Health and Human Services (OIG) issued a subpoena requiring the Borrower to produce certain documents related to payments made by the Borrower to healthcare professionals practicing in California, Florida, and Arizona, as well as policies and procedures related to payments made by the Borrower to non-employee healthcare professionals. The Borrower has provided its response to the OIG.
In April 2014, the Borrower received a CID from the Civil Division of the DOJ stating that it was investigating the Borrower for potential False Claims Act violations relating to allegations that certain health care facilities and a physician group may have submitted false claims to federal health care programs as a result of alleged inducements paid by the Borrower to implant the Borrower’s cardiac devices. The Borrower is working with the DOJ in responding to the CID.

The Borrower is cooperating with the three open investigations and is responding to these requests. However, the Borrower cannot predict when these investigations will be resolved, the outcome of these investigations or their impact on the Borrower. The Borrower has not recorded an expense related to any potential damages in connection with these governmental matters because any potential loss is not probable or reasonably estimable. The Borrower cannot reasonably estimate a loss or range of loss, if any, that may result from these matters.
Regulatory Matters
In late September 2012, the FDA commenced an inspection of the Borrower's Sylmar, California facility, and, following such inspection, issued eleven observations on a Form 483. In early November 2012, the Borrower provided written responses to the FDA on the Form 483 detailing proposed corrective actions and immediately initiated efforts to address the FDA's inspectional observations. The Borrower subsequently received a warning letter dated January 10, 2013 from the FDA relating to these inspectional observations with respect to its Sylmar, California facility. The warning letter does not identify any specific concerns regarding the performance of, or indicate the need for any field or other action regarding any particular St. Jude Medical product. In July 2013, the FDA inspected the Borrower's Sylmar, California facility for progress made remediating the warning letter and Form 483 observations. No additional observations on Form 483 were issued following the July 2013 inspection. In January 2014, the Borrower provided the FDA the final closeout notification for all items contained in the Form 483 issued after the September 2012 inspection and subsequent warning letter. In April 2014, the FDA inspected the Borrower's Sylmar facility and issued one Form 483 observation, which was immediately resolved, verified and cleared by the FDA during the April 2014 inspection. On July 2, 2014, the Borrower announced that it has been notified by the FDA that issues cited in the Sylmar, California facility’s January 2013 warning letter have been addressed and the warning letter cleared.

The FDA inspected the Borrower's Plano, Texas manufacturing facility at various times between March 5 and April 6, 2009. On April 6, 2009, the FDA issued a Form 483 identifying certain inspectional observations with current Good Manufacturing Practice (cGMP). Following the receipt of the Form 483, the Borrower provided written responses to the FDA detailing proposed corrective actions and immediately initiated efforts to address the FDA's inspectional observations. The Borrower subsequently received a warning letter dated June 26, 2009 from the FDA relating to these inspectional observations with respect to its legacy Neuromodulation division's Plano, Texas and Hackettstown, New Jersey facilities. The Borrower has worked to address the observations and in January 2014, the Borrower provided the FDA with a final closeout notification for all items in Form 483 observations pertaining to the Plano, Texas and Hackettstown, New Jersey facilities and the June 2009 warning letter. In May 2014, the FDA conducted a follow-up warning letter inspection at the Borrower's Plano, Texas facility to evaluate progress made remediating the warning letter issues and Form 483 observations in Plano, Texas and Hackettstown, New Jersey facilities. The Borrower is awaiting further feedback from the FDA in follow up on this inspection.

With respect to both of these warning letters, the Borrower notes that the FDA has indicated that it will generally not grant requests for exportation certificates to foreign governments or approve pre-market approval applications for Class III devices to which the quality system regulation deviations are reasonably related until the violations have been corrected. However, in the case of both the June 2009 and January 2013 warning letters, the FDA has granted certain product approvals pending warning letter resolution. Customer orders have not been and are not expected to be impacted.

The Borrower has worked diligently to respond timely and fully to the FDA's observations and requests at the Plano, Texas facility. While the Borrower believes the issues raised by the FDA at the Plano, Texas facility can be resolved without a material impact on the Borrower's financial results, the FDA has recently been increasing its scrutiny of the medical device industry and raising the threshold for compliance. The government is expected to continue to scrutinize the industry closely with inspections, and possibly enforcement actions, by the FDA or other agencies. The Borrower is regularly monitoring, assessing and working to improve its internal compliance systems and procedures as part of its ongoing effort to seek compliance with applicable laws, regulations and requirements, including those of the FDA.

The Borrower is also involved in various other lawsuits, claims and proceedings that arise in the ordinary course of business.

SCHEDULE 5.07
ERISA MATTERS
None
SCHEDULE 5.10
TAXES
As of June 28, 2014, the Borrower had $321 million accrued for unrecognized tax benefits, all of which would affect the Borrower’s effective tax rate if recognized. Additionally, the Borrower had $40 million accrued for interest and penalties as of June 28, 2014. At December 28, 2013, the liability for unrecognized tax benefits was $315 million and the accrual for interest and penalties was $37 million. The Borrower recognizes interest and penalties related to income tax matters in income tax expense.
The Borrower is subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Borrower has substantially concluded all material U.S. federal, state, foreign and local income tax matters for all tax years through 2004. The U.S. Internal Revenue Service (IRS) completed an audit of the Borrower’s 2008 and 2009 tax returns, and proposed adjustments in its audit report, commonly referred to as a “30-day letter,” issued in February 2014. The Borrower intends to vigorously defend its positions and initiated defense of these adjustments at the IRS appellate level in April 2014. An unfavorable outcome could have a material negative impact on the Borrower's effective income tax rate in future periods. The Borrower does not expect its unrecognized tax benefits to change significantly over the next 12 months.

SCHEDULE 5.11
MATERIAL INDEBTEDNESS

The Borrower has approximately $67 million of letters of credit and bank guarantees issued by various banks to support the Borrower’s insurance programs as well as selling activities primarily outside of the U.S.

SCHEDULE 5.12
ENVIRONMENTAL MATTERS
None

SCHEDULE 5.16
SUBSIDIARIES
St. Jude Medical, Inc.
Subsidiaries and Equity Investments

Part (a)

As of July 17, 2014
St. Jude Medical, Inc. Wholly Owned Subsidiaries:

•	Pacesetter, Inc. - Sylmar, California; Scottsdale, Arizona; and Maven, South Carolina (Delaware corporation) (dba St. Jude Medical Cardiac Rhythm Management Division)

•	St. Jude Medical S.C., Inc. - Austin, Texas (Minnesota corporation)

•	St. Jude Medical Europe, Inc. - St. Paul, Minnesota (Delaware corporation)

•	St. Jude Medical Canada, Inc. - Mississauga, Ontario (Ontario, Canada corporation)

•	St. Jude Medical (Shanghai) Co., Ltd. - Shanghai, China (Chinese corporation)

◦	Beijing, Shanghai and Guangzhou representative offices

•
St. Jude Medical Australia Pty., Ltd. - Sydney, Australia (Australian corporation) (64.42% (1,381,000 shares) held by St. Jude Medical, Inc. and 27.21% (583,251 shares) held by St. Jude Medical Asia Pacific Holdings GK) and 8.37% (179,373 shares) held by St. Jude Medical Luxembourg S. a r.l

•	St. Jude Medical Brasil, Ltda. - Sao Paulo and Belo Horizonte, Brazil (Brazilian corporation)

•	St. Jude Medical, Atrial Fibrillation Division, Inc. (Formerly St. Jude Medical, Daig Division, Inc.) - Minnesota and California (Minnesota corporation)

◦	Endocardial Solutions NV/SA (Belgian corporation)

•	St. Jude Medical Colombia, Ltda. - Bogota, Colombia (Colombian corporation)

•	CardioMEMS, Inc. - (Delaware corporation) (merged with Eagle merger corp 5/2014)

•	St. Jude Medical ATG, Inc. - Maple Grove, Minnesota (Minnesota corporation) (Shell)

•	Irvine Biomedical, Inc. - Irvine, California (California corporation)

•	St. Jude Medical, Cardiology Division, Inc. (Formerly Velocimed, Inc.) - Minnesota (Delaware corporation) (dba St. Jude Medical Cardiovascular Division)

◦	LightLab Imaging, Inc. - Westford, Massachusetts (Delaware corporation)

◦	Sealing Solutions, Inc. - Plymouth, Minnesota (Georgia corporation)

•	SJ Medical Mexico, S. de R.L. de C.V. - (Mexican corporation)

•	St. Jude Medical Argentina S.A. - Buenos Aires, Argentina (Argentinean corporation)

•	Advanced Neuromodulation Systems, Inc. - Plano, Texas (Texas corporation) (dba St. Jude Medical Neuromodulation Division)

◦	Hi-Tronics Designs, Inc. - Budd Lake, New Jersey (New Jersey corporation)

•	AGA Medical Holdings, Inc. - Plymouth, Minnesota (Delaware corporation)

◦	AGA Medical Corporation - Plymouth, Minnesota (Minnesota corporation)

▪	AGA Medical Belgium SPRL (Belgian corporation)
•Nanostim, Inc. (Delaware corporation)
•Sphinx Subsidiary Corporation (Delaware corporation)
•St. Jude Medical Business Services Inc. (Delaware corporation)

•	SJM International, Inc. - St. Paul, Minnesota (Delaware corporation)

◦	St. Jude Medical Mexico Business Services, S.de R.L. de C.V. (Mexico Corporation)
◦    St. Jude Medical International Holding S.a r.l. (Luxembourg corporation)

SJM International, Holding S.à r.l. Wholly Owned Legal Entities (Directly and Indirectly):

•	St. Jude Medical Sweden AB (Swedish corporation)

•	St. Jude Medical Danmark A/S (Danish corporation)

•	St. Jude Medical (Portugal) - Distribuição de Produtos Médicos, Lda. (Portuguese corporation)

•	St. Jude Medical Export Ges.m.b.H. (Austrian corporation)

•	St. Jude Medical Medizintechnik Ges.m.b.H. (Austrian corporation)

•	St. Jude Medical Italia S.p.A. (Italian corporation)

•	St. Jude Medical Belgium (Belgian corporation)

•	St. Jude Medical España S.A. (Spanish corporation)

•	St. Jude Medical France S.A.S. (French corporation)

•	St. Jude Medical Finland O/y (Finnish corporation)

•	St. Jude Medical Sp.zo.o. (Polish corporation)

•	St. Jude Medical GmbH (German corporation)

•	St. Jude Medical Kft (Hungarian corporation)

•	St. Jude Medical UK Limited (United Kingdom corporation)

•	St. Jude Medical (Schweiz) AG (Swiss corporation)

•	UAB “St. Jude Medical Baltic” (Lithuanian corporation)

•	St. Jude Medical Norway AS (Norwegian corporation)
•St. Jude Medical Luxembourg Holding S.à r.l. (Luxembourg corporation)

◦	St. Jude Medical Luxembourg S.a r.l. (Luxembourg corporation)

▪	U.S. Branch of St. Jude Medical Luxembourg Holding S.à r.l.

◦	MediGuide, LLC (Delaware limited liability company)

▪	MediGuide Ltd. (Israeli corporation)

▪	St. Jude Medical Nederland B.V. (Netherlands corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)

▪	St. Jude Medical Puerto Rico LLC (Puerto Rican corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)

▪	St. Jude Medical GVA S.a r. l. (Switzerland corporation) (formerly Endosense S.A.)

▪	SJM Coordination Center BVBA (Belgian corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)

◦	Cardio Life Research S.A. (Belgian corporation)

◦	St. Jude Medical Balkan d.o.o. (Serbian corporation)

◦	St. Jude Medical Estonia OÜ (Estonian corporation)

◦	SJM Hellas Limited Liability Trading Company (Greece corporation)

▪	St. Jude Medical Operations (Malaysia) Sdn. Bhd. (Malaysian corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)

▪	St. Jude Medical Costa Rica Limitada (Costa Rica corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)

▪	St. Jude Medical Holdings B.V. (Netherlands corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg S.à r.l.)

◦	St. Jude Medical India Private Limited (Indian corporation) (wholly owned subsidiary of St. Jude Medical Holdings B.V.)

◦	St. Jude Medical New Zealand Limited (New Zealand corporation) (wholly owned subsidiary of St. Jude Medical Holdings B.V.)

◦	St. Jude Medical Asia Pacific Holdings GK (Japanese corporation) (wholly owned subsidiary of St. Jude Medical Holdings B.V.)

▪	St. Jude Medical Japan Co., Ltd. (Japanese corporation) (wholly owned subsidiary of St. Jude Medical Asia Pacific Holdings GK)

▪	St. Jude Medical (Singapore) Pte. Ltd. (Singaporean corporation) (wholly owned subsidiary of St. Jude Medical Asia Pacific Holdings GK)

▪	St. Jude Medical (Malaysia) Sdn Bhd (Malaysian corporation) (wholly owned subsidiary of St. Jude Medical Asia Pacific Holdings GK)

▪	St. Jude Medical Taiwan Co. (Taiwan corporation) (wholly owned subsidiary of St. Jude Medical Asia Pacific Holdings GK)

▪	St. Jude Medical Korea YH (Korean corporation) (wholly owned subsidiary of St. Jude Medical Asia Pacific Holdings GK)

▪	St. Jude Medical (Hong Kong) Limited (Hong Kong corporation) (wholly owned subsidiary of St. Jude Medical Asia Pacific Holdings GK)

▪	St. Jude Medical (Thailand) Co., Ltd. - Bangkok, Thailand (Thai corporation) (wholly owned subsidiary of St. Jude Medical Asia Pacific Holdings GK)

◦	St. Jude Medical AB (Swedish corporation) (Wholly owned subsidiary of St. Jude Medical Holdings BV)

▪	St. Jude Medical Systems AB (formerly Radi Medical Systems AB) (Swedish corporation)

◦	Radi Medical Systems Pte., Ltd. (Singapore corporation)

▪	HB Betakonsult (Swedish partnership) (St. Jude Medical AB holds a 99% interest and St. Jude Medical Systems AB holds a 1% interest)

Part (b)

The following sets forth, as of the Closing Date, the Borrower’s equity investments in any other corporation or entity other than as permitted pursuant to Section 7.04(e):

None

SCHEDULE 6.06
INSURANCE COVERAGE

Coverage	Limits	Retention	Insurance Companies
Commercial Property	Based on valuation $3 billion aggregate	Various	FM Global
General Liability	$ 2 million aggregate $ 1 million/occurrence	Various	Old Republic Insurance
Auto Insurance	$ 1 million	$1,000,000	Old Republic Insurance
Workers’ Compensation	Statutory	$900,000	Old Republic Insurance
Umbrella	$ 30 million	Underlying policy	Zurich Great American
Foreign DIC etc.	Various	Various	ACE
Directors & Officers	$ 75 million	$ 10 million (Securities claims) $5 million other claims	Swiss Re AWAC Chartis Everest Re Endurance Chubb ACE
Crime	$10 million	$250,000	Chartis
Cargo	Various	$100,000	Ace INA
Fiduciary	$ 15 million	$100,000	Chubb

SCHEDULE 7.01
EXISTING LIENS
None

SCHEDULE 7.04

ST. JUDE MEDICAL, INC.
GLOBAL INVESTMENT POLICY

Effective December 2013

PURPOSE
This investment policy (“Policy”) describes the objectives for investment of funds on behalf of St. Jude Medical, Inc. and all of its legal entities (“Company”). The Policy also defines the employees authorized to engage in investment activity (“Authorized Individuals”), authorized investment sources (“Authorized Brokers/Issuers”), authorized investment managers ("Authorized Managers"), and portfolio quality, diversification and maturity parameters. Modification of or deviation from the Policy requires the approval of the Audit Committee of the Board of Directors of the Company (“Audit Committee”), except for changes in Authorized Individuals, Authorized Brokers/Issuers, or Authorized Managers, which require the prior written approval of the Company’s Chief Financial Officer and either the Treasurer or Assistant Treasurer.

This policy does not supersede the Company’s Banking Resolution. Any banks listed as Authorized Brokers/Issuers for the purpose of this Policy refer to the investment or investment brokerage entity or function within that bank or investment bank, but not to the depository, lending function or organization which is the subject of the Banking Resolution.

Investment Objectives
The Company has three primary investment objectives, in priority order:

1.	Preservation of principal

2.	Liquidity

3.	Competitive after-tax yield

Authorized Individuals

1.	Chief Executive Officer

2.	Chief Operating Officer

3.	Chief Financial Officer

4.	Treasurer

5.	Assistant Treasurer

6.	Manager of Treasury Operations

7.	Sr. Treasury Analyst

8.	Director, Tax and Treasury, EMEAC

9.	Other designees as approved in writing by the Chief Executive Officer or the Chief Financial Officer and either the Treasurer or Assistant Treasurer
Authorized Investments
Authorized investments, minimum quality characteristics, maximum allowable maturities and allowable concentration (percentage of investment portfolio) parameters are described in Exhibit A of the Policy. In general, investment activity is restricted to investment grade securities, with minimum rating(s) on trade date by Standard & Poor's as outlined in Exhibit A of the Policy, or the equivalent rating from Moody’s, or Fitch. Investments must be currency neutral, i.e. investments must be made in the reporting currency or the currency that is already held by the entity completing the investment.

Authorized Brokers/Issuers
Authorized Individuals are restricted to utilizing brokers, banks and direct issuers of commercial paper as described in Exhibit B of the Policy. A current version of Exhibit B indicating all additions or deletions from the list of Authorized Brokers/Issuers is to be maintained by the Treasurer or Assistant Treasurer. A written agreement signed by the Company’s Chief Financial Officer and Treasurer or Assistant Treasurer is required for each Authorized Broker/Issuer prior to executing investment transactions.

Authorized Managers
Authorized Managers are described in Exhibit C of the Policy. Authorized Managers are restricted to investments as detailed in Exhibit A of the Policy. Authorized Managers are required to utilize broker dealers providing best execution of trades, "best execution" being defined as most favorable pricing at lowest cost. A written agreement signed by the Company’s Chief Financial Officer and Treasurer or Assistant Treasurer is required for each Authorized Manager prior to executing investment transactions. This written agreement will contain an addendum documenting selection of security custodians and appropriate performance benchmarks mutually chosen by the Authorized Manager and the Company.

Responsibility

1.	Audit Committee

a.	Annual review of investment activity and results

b.	Annual review of the Company’s internally prepared compliance report

2.	Chief Financial Officer

a.	Annual review of the Policy

b.	Overall compliance with the Policy

c.	Approval of any changes in Authorized Individuals or Authorized Brokers/Issuers or Authorized Managers

d.	Execution of agreements with Authorized Brokers/Issuers and Authorized Managers

e.	Distribution of annual investment and audit reports to the Audit Committee

f.	Decision on appropriate remedial strategy regarding any investment where that investments’ value may be affected because of a negative credit rating change subsequent to purchase.

3.	Treasurer or Assistant Treasurer

a.	Direct responsibility for compliance with the Policy

b.	On at least a quarterly basis, review the list of Authorized Brokers/Issuers and Authorized Managers and recommend revisions

c.	Approval of any changes in Authorized Individuals or Authorized Brokers/Issuers or Authorized Managers (also requires CFO approval)

d.	Execution of agreements with Authorized Brokers/Issuers or Authorized Managers

e.	Distribution of periodic reports to management

f.
As soon as known by the Treasurer or Assistant Treasurer, report to the Chief Financial Officer any negative credit rating change that may affect any existing investments’ value. This report shall include viable elections with respect to the investment of concern

4.	Authorized Individuals

a.	Ongoing compliance with the Policy

b.	Preparation of accurate and timely reports for management and the Audit Committee

c.	As soon as known by the Individual, report to the Treasurer or Assistant Treasurer any negative credit rating change of any existing investment

5.	Internal Audit Function

a.	Preparation and distribution of an annual compliance audit for the Audit Committee

Reporting Requirements

1.	Annual investment report to the Audit Committee

2.	Monthly report to Chief Financial Officer, Treasurer and Controller

3.	Annual compliance audit report

4.	Other as directed by management

Equity Investments
At the direction of the Chief Executive Officer of the Company, Authorized Individuals are permitted to purchase up to $25 million in aggregate of the capital stock, or equivalent, in a non-affiliated company. Amounts in excess of $25 million in aggregate require approval by the Board of Directors.

Without further approval of the Board of Directors, the Chief Executive Officer may direct authorized individuals to sell or otherwise dispose of investments in non-affiliated companies.

Management Savings Plan (MSP) Investments
The Company maintains certain investments such as life insurance contracts and mutual funds that serve to hedge the Company’s obligations under its MSP. This Global Investment Policy is not intended to govern the management of the MSP investments.

Duration
This Policy is subject to annual review by the Audit Committee.

57526638_5

ST JUDE MEDICAL, INC.
INVESTMENT POLICY

EXHIBIT A
AUTHORIZED INVESTMENTS

59185097_1

Instrument	Minimum Rating on trade date (S&P or Equiv.)	Expected Average Life	Maximum Exposure Per Issue/Issuer On trade date
See Definitions and Clarifications below table
Bank deposits/Eurodollar deposits Wells Fargo Bank of America JP Morgan Bank of Tokyo Mitsubishi Svenska Handelsbanken US Bank TD Bank All other banks:	NA NA NA NA NA NA NA A- AA-	NA NA NA NA NA NA NA NA

$75 million or 5% of portfolio
$75 million or 5% of portfolio
$75 million or 5% of portfolio
$75 million or 5% of portfolio
$75 million or 5% of portfolio
$75 million or 5% of portfolio
$75 million or 5% of portfolio
$75 million or 5% of portfolio
A- rated - $50 million or 5% of portfolio
AA- rated $75 million or 5% of portfolio

Certificates of deposit/Yankee certificates of deposit (rating based on underlying institution)	A AA	90 days 90 days	A rated - $20 million or 5% of portfolio AA rated - $50 million or 5% of portfolio
Bankers’ acceptances	A2	180 days	$20 million or 5% of portfolio
Commercial paper	A1 A2	270 days 60 days	$40 million or 5% of portfolio $20 million or 5% of portfolio
Asset backed commercial paper	A1	60days	$20 million or 5% of portfolio
Asset backed securities	AAA	1 year	$20 million or 5% of portfolio
Corporate bonds or notes	AA	Two years	$20 million or 5% of portfolio

Money market funds	AAA	N/A	$75 million or 5% of portfolio

Municipal bonds or notes	A	One year	$20 million or 5% of portfolio
Municipal variable rate notes	SP-2	14 days	$20 million or 5% of portfolio
Repurchase agreements	AA	7 days	$20 million or 5% of portfolio
U.S. government agencies	N/A	Three years	N/A
U.S. government obligations	N/A	Three years	N/A

59185097_1

Definitions and Clarifications

For Investments Managed Internally By St. Jude
Minimum rating on trade date:

•	For Split rated securities, the lowest of the ratings is used

•	Repurchase agreements must be collateralized by U.S. Government or Agency securities

Expected average life:

•
Investments managed internally shall be governed solely by the Expected Average Life in the table above. For securities which have put dates or reset dates the first put date or first reset date will be used instead of the final legal maturity date.

The following criteria will be used for purposes of determining Expected Average Life:

◦
The next reset date will be used for floating rate securities, the put date for putable securities, the call date for securities trading on a yield-to-call basis, and the average life on securities with periodic principal payments prior to maturity such as mortgage backed securities and asset backed securities.

◦	The final legal maturity date of any single issue cannot exceed 3 years from the date of purchase.

Maximum exposure per issue/issuer on trade date:

•	St. Jude investments managed internally shall be governed solely by the $ maximum exposure limits per issue/issuer outlined in the table above and:

◦	Shall be consolidated for all SJM entities

◦	Shall be consolidated for each issue/issuer

◦	Shall consist of principal only

•	To determine maximum exposure per issue/issuer for investments denominated in currencies other than US$:

o	A spot exchange rate shall be obtained from Reuters or Bloomberg on the investment trade date

o	A foreign currency equivalent maximum shall be calculated using the rate obtained and the US$ maximum from the table above

For Investments Managed Externally (by Authorized Managers):

•	Maximum exposure limits [for any single issue/issuer] are 5% of the portfolio under management

•
Investments shall be managed such that the final legal maturity of a security is no more than 5 years from date of purchase, with an overall average duration of the portfolio to be no longer than 18 months

•	Investments shall be managed to an overall portfolio quality rating of AA or better

•	No single investment shall be rated lower than A- at time of purchase

•	Authorized investment instruments are listed in the table Exhibit A.

•	Repurchase agreements must be collateralized by U.S. Government or Agency securities.

59185097_1

ST. JUDE MEDICAL, INC.
INVESTMENT POLICY

EXHIBIT B
AUTHORIZED BROKERS/ISSUERS

Commercial Banks / Brokers
Banco Popular
Bank of America Merrill Lynch
JP Morgan
Wells Fargo
KBC Bank
Svenska Handelsbanken
Suntrust
Northern Trust

Sumitomo Mitsui
Royal Bank of Scotland
TD Bank
US Bank
Fifth Third
Piper Jaffray
PNC Bank
Mizuho Corporate Bank
BNP Paribas
Bank of Tokyo Mitsubishi/Union Bank of California
Westpac Banking Corporation
UniCredit Bank

59185097_1

ST. JUDE MEDICAL, INC.
INVESTMENT POLICY

EXHIBIT C
AUTHORIZED MANAGERS

Bank of America Capital Management, Inc.

Wells Capital Management

Northern Trust Investments

Highmark Capital Management (Bank of Tokyo Mitsubishi)

59185097_1

SCHEDULE 7.05
EXISTING INDEBTEDNESS
None

59185097_1

SCHEDULE 9.02
LENDER’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES
BORROWER:
St. Jude Medical, Inc.
One St. Jude Medical Drive
St. Paul, Minnesota 55117
Attention:     Robert Frenz
Telephone:     651-756-2144
Facsimile:     877-496-7170
Electronic Mail: rfrenz@sjm.com
U.S. Taxpayer Identification Number: 41-1276891

LENDER:
Lender’s Office
(for payments and requests for Term Loans):
Bank of America, N.A.
101 N. Tryon Street
Mail Code: NC1-001-05-46
Charlotte, NC  28255
Attention: Valerie Gravesandy
Telephone: 980-387-2469
Telecopier: 704-409-0169
Electronic Mail: valerie.v.gravesandy @baml.com
Bank of America N.A.
New York, NY
Account No.: 1366212250600
Attn:  Credit Services
Ref:  St. Jude Medical, Inc.
ABA#  026009593

with a copy to:

Bank of America, N.A.
Corporate Debt Products
100 N. Tryon Street
Mail Code: NC1-007-17-11
Charlotte, NC  28255
Attention: Yinghua Zhang
Telephone: 980-387-5915
Telecopier: 312-453-2722
Electronic Mail: yinghua.zhang@baml.com

59185097_1

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: __________, _____
To:    Bank of America, N.A., as Lender
Ladies and Gentlemen:
Reference is made to that certain $250,000,000 Term Loan Agreement, dated as of [____ __], 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), between St. Jude Medical, Inc., a Minnesota corporation (the “Borrower”), and Bank of America, N.A., as the Lender.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _____________________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.
3.    A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or--
[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4.    The representations and warranties of the Borrower contained in Article V of the Agreement, but excluding the representation and warranty as to no Material Adverse Effect contained in Section 5.11(b) of the Agreement, or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsection (a) of Section 5.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
5.    The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, _____.
ST. JUDE MEDICAL, INC.
By:
Name:
Title:

For the Quarter/Year ended ___________________ (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.13 – Consolidated Leverage Ratio.

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

1.	Consolidated Net Income for Subject Period: $__________

2.	Consolidated Interest Charges for Subject Period: $__________

3.	Provision for income taxes for Subject Period: $__________

4.	Depreciation expenses for Subject Period: $__________

5.	Amortization expenses for intangibles for Subject Period: $__________

6.	Non-cash expenses reducing Consolidated Net Income for Subject Period: $__________

7.	Non-cash items increasing Consolidated Net Income for Subject Period: $__________

8.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 - 7): $__________

B.	Consolidated Funded Indebtedness at Statement Date: $__________

C.	Consolidated Leverage Ratio (Line I.B ÷ Line I.A.8): _______to 1
Maximum permitted:                             3.5 to 1.0

EXHIBIT B
FORM OF FUNDING INDEMNITY LETTER

TO:        Bank of America, N.A., as Lender

RE:
Term Loan Agreement, to be dated on or about [____ __], 2014, by and between St. Jude Medical, Inc., a Minnesota corporation (the “Borrower”), and Bank of America, N.A., as the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Term Loan Agreement”)

DATE:        [____ __], 2014

This letter is delivered in anticipation of the closing of the above-referenced Term Loan Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the most recent draft of the Term Loan Agreement circulated to the Borrower and the Lender.
The Borrower anticipates that all conditions precedent to the effectiveness of the Term Loan Agreement will be satisfied on [____ __], 2014 (the “Effective Date”). The Borrower wishes to borrow the Term Loan, described in the Loan Notice delivered in connection with this letter agreement, on the Effective Date as Eurodollar Rate Loans (the “Effective Date Eurodollar Rate Loans”).
The Borrower acknowledges that (a) in order to accommodate the foregoing request, the Lender is making funding arrangements for value on the Effective Date, (b) there can be no assurance that the Term Loan Agreement will become effective as of the Effective Date, (c) the Lender will not make such Effective Date Eurodollar Rate Loans unless the Term Loan Agreement has been fully executed and the requirements set forth in Article IV of the Credit Agreement are satisfied (the “Funding Requirements”), and (d) if the Funding Requirements are not satisfied on or before the Effective Date, the Lender may sustain funding losses as a result of such failure to close on such date.
In order to induce the Lender to make the funding arrangements necessary to make the Effective Date Eurodollar Rate Loans on the Effective Date, the Borrower agrees promptly upon demand to compensate the Lender and hold the Lender harmless from any loss, cost or expense (including the cost of counsel) which the Lender may incur (a) as a consequence of any failure to borrow the Effective Date Eurodollar Rate Loans on the Effective Date from the Lender for any reason whatsoever (including the failure of the Term Loan to be effective), other than a failure of the Lender to fund when obligated to so do, or (b) in connection with the preparation, administration or enforcement of, or any dispute arising under, this Funding Indemnity Letter. For purposes of calculating amounts payable by the Borrower to the Lender under this paragraph, the provisions of Section 3.05 of the Term Loan Agreement shall apply as if the Term Loan Agreement were in effect with respect to the Effective Date Eurodollar Rate Loans (regardless of whether the Term Loan Agreement ever becomes effective).
This letter agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this letter agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this letter agreement. This letter agreement shall be governed by, and construed in accordance with, the law of the State of New York.
[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

ST. JUDE MEDICAL, INC., a Minnesota corporation
By:
Name:
Title:

EXHIBIT C

FORM OF LOAN NOTICE
Date: ___________, _____
To:    Bank of America, N.A., as Lender
Ladies and Gentlemen:
Reference is made to that certain Term Loan Agreement, dated as of [____ __], 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), between St. Jude Medical, Inc., a Minnesota corporation (the “Borrower”), and Bank of America, N.A., as the Lender.
The undersigned hereby requests (select one):
A borrowing of Tern Loans     A conversion or continuation of Term Loans
1.    On ______________________________ (a Business Day).
2.    In the amount of $_______________.
3.    Comprised of ________________________________________.
[Type of Loan requested]
4.    For Eurodollar Rate Loans: with an Interest Period of __________ months.

ST. JUDE MEDICAL, INC.
By:
Name:
Title:

59185097_1

EXHIBIT D
FORM OF TERM NOTE
____________________
FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to BANK OF AMERICA, N.A. or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrower under that certain Term Loan Agreement, dated as of [____ __], 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), between the Borrower and Bank of America, N.A., as the Lender.
The Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the date of the Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
ST. JUDE MEDICAL, INC.
By:
Name:
Title:

D-1
Form of Term Note
59185097_1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

D-2
Form of Term Note
59185097_1

EXHIBIT E
OPINIONS

See attached.

E-1
Opinions
57526638_5